Exhibit 10.18

AMENDED AND RESTATED INDEMNITY AGREEMENT

This AMENDED AND RESTATED INDEMNITY AGREEMENT (this “Agreement”) is entered into this 11th day of September, 2007 and is by and between NAMI RESOURCES COMPANY L.L.C., a Kentucky limited liability company, and VINLAND ENERGY EASTERN, LLC, a Delaware limited liability company, (hereinafter collectively referred to as the “Indemnitors”), and TRUST ENERGY COMPANY, LLC, a Kentucky limited liability company (“TEC”), VANGUARD NATURAL RESOURCES, LLC, a Delaware limited liability company (“VNR”), VANGUARD NATURAL GAS, LLC, a Kentucky limited liability company (“VNG”) (hereinafter collectively referred to as the “Indemnitees”).

WITNESSETH:

WHEREAS, Indemnitors are or have been in the business of leasing and developing properties in Kentucky for the production of oil and/or natural gas; and

WHEREAS, as part of a restructuring of the business of the Indemnitors, certain assets were assigned by the Indemnitors or their affiliates to the Indemnitees or their affiliates; and

WHEREAS, at the time of such assignments, NRC was a party to certain litigation styled Asher Land and Mineral, Ltd. v. Nami Resources Company, LLC, Commonwealth of Kentucky, Bell Circuit Court, Civil Action No. 06-CI-0566 (as such litigation may be amended from time to time, the “Lawsuit”);

WHEREAS, in connection with the restructuring referred to above, the Indemnitors agreed to indemnify TEC in connection with the Lawsuit pursuant to the Indemnity Agreement dated April 18, 2007, but effective as of January 5, 2007 (the “Original Agreement”);

WHEREAS, at the time of entering into the Original Agreement none of the Indemnitees, nor any affiliate of the Indemnitees, was a party to the Lawsuit, but TEC had requested that the Indemnitors indemnify TEC from and against any claims that may be asserted against TEC in the Lawsuit or in connection with the matters asserted in the Lawsuit;

WHEREAS, on August 8, 2007, the plaintiffs in the Lawsuit filed a motion for leave to file a first amended complaint (i) in order to add claims to set aside and declare void the asset transfers resulting from the restructuring referred to above, (ii) requesting that the defendants be ordered to account for all downstream expenses charged against the plaintiff for royalties and to reimburse the plaintiff for such charges, and (iii) seeking to join VNR and VNG, as well as various affiliates of NRC and VEE, as defendants in the Lawsuit;

WHEREAS, the parties to the Original Agreement desire to amend and restate in its entirety the Original Agreement as set forth in this Agreement;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.       Indemnity.  Indemnitors, jointly and severally, do hereby covenant and agree with the Indemnitee: (i) to fully protect, defend and save the Indemnitee harmless from and against any and all liabilities, judgments and damages incurred by Indemnitee as a result of claims asserted against Indemnitee by the Plaintiff in the Lawsuit or otherwise in connection with the matters asserted by the Plaintiff in the Lawsuit (“Claims”); and (ii) to provide for the defense, at Indemnitors’ expense, on behalf of and for the protection of Indemnitee against any loss or damage arising from the Claims (but without prejudice to the right of the Indemnitee to defend at its own expense if it so elects) in any and all litigation consisting of actions or proceedings based on the Claims which may be asserted or attempted to be asserted, established or enforced in, to, upon, against or in respect to Indemnitee.  Nothwithstanding any provision herein to the contrary, no compromise or settlement of such Claims may be effected by the Indemnitors without the written consent of the Indemnittee unless the Indemnitee will have no liability with respect to such compromise or settlement and there will be no adverse effect on the rights of Indemnitee or any payments to be received or due to Indemnitee under the terms of that certain Revenue Payment Agreement dated April 18, 2007 between Nami Resources Company L.L.C. and Trust Energy Company, LLC (a copy of which is attached hereto as Exhibit A).  Indemnitors agree to keep Indemnitees apprised of all proposed settlement offers or compromises and all material developments in the proceedings related to the Claims.

Section 2.       Term.  This Agreement shall automatically terminate upon the resolution of the Lawsuit in such a way as to preclude the assertion of Claims against the Indemnitee, whether by judgment, settlement or otherwise.

Section 3.       Authority.  Each party represents that such party has full power and authority to enter into this Amendment, and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

Section 4.       Rights.  Indemnitee’s rights and remedies against Indemnitors hereunder shall be in addition to, and not in lieu of, all other rights and remedies of Indemnitee at law or in equity.

Section 5.       Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Kentucky.

Section 6.       Successors and Assigns. This Agreement shall be binding upon the Indemnitors and their successors and shall be for the benefit of the Indemnitee and its successors and assigns.

Section 7.       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

INDEMNITORS:

NAMI RESOURCES COMPANY L.L.C.

By:	Nami Service Company, LLC
Its Manager

By:	/s/ Majeed S. Nami
Majeed S. Nami
Manager

VINLAND EASTERN ENERGY, LLC

By:	/s/ Majeed S. Nami
Majeed S. Nami
Manager

INDEMNITEES:

VANGUARD NATURAL RESOURCES, LLC

By:	/s/ Scott W. Smith
	Name:	Scott W. Smith
	Title:	President and Chief Executive Officer

VANGUARD NATURAL GAS, LLC

By:	/s/ Scott W. Smith
Scott W. Smith
Manager

TRUST ENERGY COMPANY, LLC

By:	Vanguard Natural Gas, LLC
Its Manager

By:	/s/ Scott W. Smith
Scott W. Smith
Manager